EXHIBIT 99

The Energy Forum

LINCOLNWAY ENERGY
NEVADA, IOWA

Volume VI, Issue 3 Spring 2010

INSIDE THIS EDITION

INVESTOR TOURS

Lincolnway tours will be held at 1:00 p.m. on:

- July 21
- August 18
- September 15

Lincolnway Energy, LLC
59511 W. Lincoln Highway
Nevada, Iowa 50201
Office: 515-232-1010
Fax: 515-663-9335
www.lincolnwayenergy.com

THE CHALLENGE OF UNCERTAINTY

by Rick Brehm, CEO/President

Once again the ethanol industry finds itself faced with issues that are largely controlled by outside forces. In the coming months the United States Congress and the United States Environmental Protection Agency will decide on how successful the ethanol industry will be as it moves into the next decade. The United States Environmental Protection Agency will decide shortly on a request to allow the sale of a fifteen percent ethanol blend, E15. While on the surface a move to fifteen percent ethanol doesn't seem like a big change, there are serious concerns for the effects E15 may have on the life of automobile catalytic convertors and concerns for the effects E15 may have on the life of materials used to construct piping and underground storage tanks at retail fuel outlets.

The United States Environmental Protection Agency is working hard to evaluate the concerns and determine the level of risk caused by fueling with E15. Presently it appears that all automobiles built after 2001 will be capable of using E15 and that it will not cause damage to the catalytic convertor during the 100,000 mile life for which the catalytic convertor is warranted to have. The problem of not being able to use E15 in vehicles older than 2001 is a situation that over time will take care of itself, but it may take years before these older vehicles are taken off the road and junked. The real solution to selling higher blends of ethanol is getting auto makers to build and sell more flex fuel vehicles so when the ethanol industry is capable of supplying E20 or E30 we don't have to work through the same concerns again. The fewer cars that are flex fuel capable today the fewer cars that will be eligible to use E20 in the future when it is introduced.

The issues that surround potential storage tank leakage and pipe leakage are more easily understood and corrected. At a recently held meeting, major Iowa fuel retailers indicated that up to 15% of the tanks currently in use in Iowa would need some type of corrective work to be fully compatible with E15 storage. While the leakage remedy can potentially be costly, replacing the piping from tank to pump and/or the tank itself will allow the fuel retailer to store and dispense any ethanol blend up to E85 once the changes are made. Having this type of blending flexibility will be more important as the industry moves to blender pumps which are capable of dispensing a wide range of ethanol blends.

In the near future the United States Congress will be acting on two bills. One House bill and one Senate bill will extend the forty-five cent tax credit blenders receive for blending ethanol, extend the ethanol import tariff and extend the small ethanol producer tax credit which is a one and a half million dollar tax credit that is of

(Continued on page 2)

(The Challenge of Uncertainty - Continued from page 1)

great benefit to Lincolnway Energy and our members. Each of these tax credits and the import tariff is important to the stability of the ethanol industry until consumers come to better understand the true value of ethanol. While these tax credits cost billions of dollars it is important for consumers to understand that supporting the American ethanol industry is a much better value for the American consumer than spending billions of dollars on a clean-up in the Gulf of Mexico, which may never leave the gulf as clean as it was in March of 2010.

Why do I write about these topics now? Because in the next few months each of us will be making a decision about who will represent our interests in Washington, D.C. and in Iowa. It is important as the U.S. moves to campaign season that each of us ask our candidates where they stand on the issues that impact the ethanol industry and ultimately impact the economies of our local communities. Therefore I want to encourage each of you as you meet with candidates seeking your vote this November, to ask them where they stand on supporting ethanol and encourage those candidates to become involved in assuring that the decisions made in Washington, D.C. are supportive of the ethanol industry. I have personally found that there is no better time to get a person's attention than when they want something from you: your vote. As you travel this summer please help people you come in contact with to better understand the quality and importance of ethanol to the American energy solution. Make sure they understand that there is a big difference in the damage done to our environment from a broken corn auger spilling corn on to the ground as compared to a twenty-one inch pipe spewing million of gallons of crude oil into the Gulf of Mexico.

While each of us may not personally have the opportunity to directly help the United States Environmental Protection Agency make the right decision on allowing use of E15 and each of us may not personally be able to go to the floor of The United States Congress and vote on a bill that will extend programs that benefit the ethanol industry, we do have the ability to influence the policy makers by giving them our input when the opportunity arises.

NET EARNINGS $5.1 MILLION FOR THE SIX MONTHS ENDED MARCH 31, 2010

by Kim Supercynski, CFO

Lincolnway Energy, LLC is pleased to report net earnings of $5.1 million for the six months ending March 31, 2010. This amounts to $120.52 of net income per member's unit.

Revenues increased by $3.0 million, or 5.3%, to $60.6 million for the six months ended March 31, 2010 from $57.6 million for the six months ended March 31, 2009. The increase in revenue was the result of an increase in ethanol price, compared to the six months ended March 31, 2009. Sales from ethanol increased $4.1 million, or 8.9%, to $49.6 million for the six months ended March 31, 2010 from $45.5 million for the six months ended March 31, 2009. The average price of ethanol sold was $1.82 per gallon for the six months ended March 31, 2010 compared to $1.66 for the prior comparable period. The ethanol revenue increase was offset by a decrease in dried distillers grain revenue. Sales from co-products decreased by $1.6 million, or 13.8%, to $10.4 million for the six months ended March 31, 2010 from $12.0 million for the six months ended March 31, 2009. The average price of dried distillers grain sold was $152.66 per ton for the six months ended March 31, 2010, compared to $159.61 for the prior comparable period.

Cost of goods sold decreased by $7.6 million, or 12.4%, to $53.9 million for the six months ended March 31, 2010 from $61.5 million for the six months ended March 31, 2009. The decrease was primarily due to lower corn cost and ethanol freight cost in the 2010 period compared to the 2009 period. Corn costs decreased $5.3 million to

	Six Months Ended March 31, (Unaudited)					
Income Statement Data (in thousands)		2010			2009	
Revenue	$	60,599	100%	$	57,574	100%
Cost of goods sold		53,907	89.0%		61,508	106.8%
Gross profit (loss)		6,692	11.0%		(3,934)	-6.8%
General and administrative expenses		1,309	2.2%		1,225	2.1%
Operating income (loss)		5,383	8.9%		(5,159)	-9.0%
Other income (expense)		(315)	-0.5%		(212)	-0.4%
Net income (loss)	$	5,068	8.4%	$	(5,371)	-9.3%

	Six Months Ended March 31, (Unaudited)	
Operating Data	2010	2009
Ethanol sold (gallons in thousands)	27,238	27,390
Average gross price of ethanol sold (dollars per gallon)	$ 1.82	$ 1.66
Dry distillers grain sold (tons)	60,843	68,405
Average dry distillers grain sales price per ton	$ 152.66	$ 159.61
Average corn cost per bushel	$ 3.61	$ 3.88

$35.6 million for the six months ended March 31, 2010 from $40.9 million for the six months ended March 31, 2009. The decrease in corn costs is driven by a decrease in cash corn prices compared to the prior period and also a change in the derivative market for the comparable periods. The corn costs for the six months ended March 31, 2010 included a marked to market loss of $64,125 for derivatives relating to future deliveries of corn, compared to a $3.4 million marked to market loss in the same period in 2009.

The complete SEC 10Q report for the period ended March 31, 2010 can be found on a link on Lincolnway Energy's website under the heading **Investors and SEC Financial Report**.

ELECTION RESULTS

by Kim Supercynski, CFO

The annual meeting of the members of Lincolnway Energy was held on February 25, 2010. Matters voted upon by the members at the annual meeting were the election of three directors for Lincolnway Energy and the ratification of the appointment of Lincolnway Energy's independent auditor for the fiscal year ending September 30, 2010.

Lincolnway Energy has nine directors, who are equally divided into three classes based upon the date of election of their term. Each director is elected to a three-year term and the terms of the directors are staggered so that the term of three of the directors expire each year.

The three directors whose terms expired at the annual meeting were James Hill, Richard Johnson and Kurt Olson.

The directors named above were nominated for reelection and they were each reelected as a director at the annual meeting.

The number of votes cast for, against or withheld, and the number of abstentions and broker non-votes with respect to the three nominees for election as a director at the annual meeting was as follows:

Name	For	Against or Withheld	Abstentions	Broker Non-Votes
James Hill	16,827	1,501	---	---
Richard Johnson	17,172	1,156	---	---
Kurt Olson	16,901	1,427	---	---

The directors whose term of office continued after the annual meeting of the members were Brian Conrad, Timothy Fevold, Jeff Taylor, William Couser, Rick Vaughan and Terry Wycoff.

The other proposal voted upon by the members at the annual meeting was the ratification of the appointment of McGladrey & Pullen, LLP as Lincolnway Energy's independent auditor for the fiscal year ending September 30, 2010. The proposal was approved by the necessary vote of the members, and the number of votes cast for, against or withheld, and the number of abstentions and broker non-votes, regarding the proposal was as follows:

For	Against or Withheld	Abstentions	Broker Non-Votes
16,915	657	756	---

Officer Elections

The following individuals were elected by the directors to the offices set forth opposite their name at a meeting of the directors held on March 24, 2010.

Name	Office
Jeff Taylor	Chairman
Brian Conrad	Vice Chairman
Kurt Olson	Secretary
Terry Wycoff	Treasurer

UNIT TRADING

January: 20 units @ $575/unit

February: 25 units @ $700/unit

25 units @ $625/unit

March: 25 units @ $650/unit

April: 50 units @ $600/unit

May: No Sales

RETAIL GAS MARGINS AND THE VEETC

By David Zimmerman, Commodity Risk Manager

The volumetric ethanol excise tax credit or VEETC is better known as the blender's credit. The VEETC was part of a legislative package introduced in January 2005 that served to incentivize the growth of the then infant ethanol industry. The reasons for doing this are many, but chief among them is reduced dependence on foreign oil, additional outlets for an oversupplied corn industry, and reduced environmental impact through renewable fuel. The VEETC, originally 51c/gallon was reduced to 45c/gallon in 2009 and is available quarterly to all registered blenders of ethanol. This credit has been effective in its original purpose; the ethanol industry boomed post 2005 (with a little help from the MTBE phase-out in California) and corn production continues to reach historic new levels each year with sustainable price. However, the VEETC credit is due to expire at the end of 2010. While jobs and energy independence are a priority on the agenda of most politicians currently, recent budgetary and economic constraints have created a growing political segment that would prefer to see the tax credit expire. In watching the biodiesel tax credit flounder in political turmoil over the past year it's becoming increasingly clear that the renewal of the VEETC is not a certainty. In this article I'd like to look at the potential price ramifications of allowing the VEETC to expire, as well as determine where or to whom the 45c tax credit is being dispersed currently.

From a practical standpoint, ethanol production and sales have hit the "blend wall"; that once theoretical line in the sand at which point the production of ethanol would equal 10% of the total gasoline usage of the United States. At the current 9% inclusion rate (ethanol usage compared to total US gasoline usage), it is apparent that the remaining 1% of ethanol demand potential (~1.3 billion gallons/year) is a tough nut to crack because of infrastructure voids, lack of viable blendstock due to state regulations, the most discerning drivers. The market has been anticipating this occurrence for some time now. The chart below shows the differential between NYMEX ethanol futures and NYMEX RBOB (Reformulated gasoline Blendstock for Oxygen Blending). RBOB is the primary blendstock for producing oxygenated fuels to meet the reformulated gasoline standards. The chart clearly shows that ethanol has been moving to a sizeable discount to RBOB gasoline since the beginning of 2010.


New York Harbor Ethanol minus RBOB gasoline futures (NYMEX)
New York Harbor Ethanol (without 45c tax credit) minus RBOB gasoline futures
7500
5000
2500
0
-2500
-3997
-5000
-7500
-9612
-10000
-12500
2009
Jan
Apr
Jul
Oct
2010
Jan
Apr
Jul

This discount versus RBOB gasoline is the market's attempt to squeeze out some ethanol production as well as economically encourage this final 1%, the last of the most frugal retail buyers who closely monitor price to fuel mileage differentials to blend. Many also argue this metric alone is strong evidence that ethanol market saturation has been reached.

E-85, an 85% blend of ethanol, is the outlier here, but to date the E-85 portion of the market remains a small percentage. However, there is pending legislation that, if passed, would mandate increased production of flex-fuel vehicles. Given the potential that exists if more flex-fuel vehicles are produced, we will also take a look at the retail pricing structure of E-85 as well as the E-10 breakdown.

In the following tables I'd like to track some recent wholesale and retail prices of the central Iowa local fuel market in an effort to determine where the tax credit is utilized. Wholesale pricing information is being drawn from OPIS (Oil Price Information Service) data. The retail values used in the chart are pulled from a sizeable gas/convenience operation that is a registered blender of record (tax eligible). Tax information was taken from the ACE (American Coalition for Ethanol) website. The extrapolated margin is a gross number that does not include any fixed or variable expenses that the retailer incurs, including freight. (For reference, freight cost is assumed less that .02cpg.) The retail pump price adjusted for mileage differential is simply the retail price multiplied by an energy difference factor that reflects the loss of energy, thus MPG, between the two products. For E-10 I've used a 96.5% differential. In the E-85 tables, the differential is 70%. (*The commonly accepted energy content of pure ethanol is approximately 65% that of unleaded gasoline or E-0). The purpose of this comparator is to see if the price differential covers the mileage differential. With E-85 this has always been a source of scrutiny. I believe that if the ethanol blending market is within 1% of its saturation point, then this differential will become important with regard to E-10 as well.

E-10 Margin Analysis		5/12/2010	5/21/2010	5/27/2010	6/8/2010	6/11/2010
wholesale gasoline prices (E-0)		$ 2.180	$ 1.942	$ 1.939	$ 1.979	$ 2.054
plus:						
	federal gas tax	$ 0.184	$ 0.184	$ 0.184	$ 0.184	$ 0.184
	state gas tax	$ 0.210	$ 0.210	$ 0.210	$ 0.210	$ 0.210
	extrapolated margin*	$ 0.266	$ 0.384	$ 0.288	$ 0.167	$ 0.073
retail gasoline pump price (E-0)		$ 2.840	$ 2.720	$ 2.620	$ 2.540	$ 2.521
wholesale (DSM rack) ethanol price		$ 1.580	$ 1.590	$ 1.540	$ 1.560	$ 1.550
wholesale E-10 price (eth rack x .1 + gasoline rack x .9)		$ 2.120	$ 1.907	$ 1.899	$ 1.937	$ 2.004
plus:						
	federal tax	$ 0.184	$ 0.184	$ 0.184	$ 0.184	$ 0.184
	state tax	$ 0.190	$ 0.190	$ 0.190	$ 0.190	$ 0.190
	extrapolated margin*	$ 0.287	$ 0.370	$ 0.278	$ 0.160	$ 0.073
minus:						
	blending credit per gal of E-10	$ (0.045)	$ (0.045)	$ (0.045)	$ (0.045)	$ (0.045)
	state ethanol tax credit	$ (0.007)	$ (0.007)	$ (0.007)	$ (0.007)	$ (0.007)
Retail Pump Price, E-10		$ 2.729	$ 2.599	$ 2.499	$ 2.419	$ 2.399
Retail Pump Price, E-10 adjusted for mileage differential		$ 2.825	$ 2.690	$ 2.586	$ 2.504	$ 2.483
difference in margin E-10 vs. E-0		$ 0.021	$ (0.014)	$ (0.009)	$ (0.007)	$ 0.000
percent of blenders credit per gallon of E-10 taken at retail		47%	-31%	-20%	-16%	0%

(Retail Gas Margins and the VEETC - Continued from page 5)

The first thing that strikes me about this table is the variability in the size of the E-0 and E-10 margins over the course of 30 days. Since that is not my primary focus today, we'll leave that for another time. I believe there are a couple of key takeaways that we can draw from this small snapshot:

- First, with the exception of the May 12 date, none of the blenders credit is being taken by the retailer. In fact, three of the dates show that retailer margins on E-0 exceed those of E-10. Even so, small price timing and geography differences likely make a 1-2c margin of error.

- Second, on an energy adjusted basis, the E-10 was a 2-4 c/g better value for consumers.

It appears to me that in the Des Moines metro area the tax credits were being passed on to the consumer during this time frame. It seems logical in a free and open market that the value would return to the consumers. I believe the fact that E-10 is marketed seamlessly alongside unleaded, without significant amounts of additional overhead to retailers, is the primary reason that it can easily be priced at a similar margin structure as unleaded. The case with E-85 is somewhat different, as we'll see in the next table.

The chief differences in the E-85 comparison are the energy content multiplier, the size per gallon of the tax credit, and an additional E-85 tax credit. The additional credit is an Iowa statute. Other states may have similar tax incentives, however there is going to be pricing variability by state depending on the laws in place.

As I stated, the E-85 comparison tells a bit different story. We can see that the E-85 retail margin, as well as the price, is much more stable than unleaded. The margin is larger than unleaded in all instances, perhaps reflecting increased costs for the retailer in the form of specialty pumps, additional tank space, and lower total put-through representing opportunity costs. While it appears that some percentage of the blender's credit is being taken at the retail level, without knowing intimately the additional costs described above, it's difficult to draw strong conclusions. I would however suggest that if E-85 were integrated into the fuel system in the same manner as E-10, that retailers would be able to narrow that margin to one more equivalent to the unleaded. Approval of blender pumps and increased production of flex-fuel vehicles are the key ingredients to bring down the retail costs and further lower the price of E-85.

With the market reaching a clear tipping point in the last 6 months it becomes critically important that initiatives such as extension of the VEETC, blender pump approval, E-12 or E-15 approval, and flex-fuel vehicle legislation are successful. With regard to the VEETC, it seems clear that consumers would see an immediate effect on pump prices if it were allowed to expire. The ethanol industry and the American farmer have proven their ability to continually meet and exceed the supply goals put to them. Demand obstacles are the issue now. To leave these obstacles in place while simultaneously allowing the VEETC to expire would likely be crippling to an industry that has laid the foundation in which the next generation cellulosic or algae based biofuels are expected to grow upon.

E-85 Margin Analysis		5/12/2010	5/21/2010	5/27/2010	6/8/2010	6/11/2010
wholesale gasoline prices (E-0)		$ 2.180	$ 1.942	$ 1.939	$ 1.979	$ 2.054
plus:						
	federal gas tax	$ 0.184	$ 0.184	$ 0.184	$ 0.184	$ 0.184
	state gas tax	$ 0.210	$ 0.210	$ 0.210	$ 0.210	$ 0.210
	extrapolated margin*	$ 0.266	$ 0.384	$ 0.288	$ 0.167	$ 0.073
retail gasoline pump price (E-0)		$ 2.840	$ 2.720	$ 2.620	$ 2.540	$ 2.521
wholesale (DSM rack) ethanol price		$ 1.580	$ 1.590	$ 1.540	$ 1.560	$ 1.550
wholesale E-85 price (eth rack x .85 + gasoline rack x .15)		$ 1.670	$ 1.643	$ 1.600	$ 1.623	$ 1.626
plus:						
	federal tax	$ 0.184	$ 0.184	$ 0.184	$ 0.184	$ 0.184
	state tax	$ 0.190	$ 0.190	$ 0.190	$ 0.190	$ 0.190
	extrapolated margin*	$ 0.406	$ 0.433	$ 0.476	$ 0.423	$ 0.420
minus:						
	blending credit per gal of E-85	$ (0.383)	$ (0.383)	$ (0.383)	$ (0.383)	$ (0.383)
	state ethanol tax credit	$ (0.007)	$ (0.007)	$ (0.007)	$ (0.007)	$ (0.007)
	state E-85 retailer tax credit	$ (0.200)	$ (0.200)	$ (0.200)	$ (0.200)	$ (0.200)
Retail Pump Price, E-85		$ 1.860	$ 1.860	$ 1.860	$ 1.830	$ 1.830
Retail Pump Price, E-85 adjusted for mileage differential		$ 2.647	$ 2.647	$ 2.647	$ 2.604	$ 2.604
difference in margin E-85 vs. E-0		$ 0.140	$ 0.049	$ 0.189	$ 0.256	$ 0.347
percent of blenders credit per gallon of E-85 taken at retail		37%	13%	49%	67%	91%

TEAM MEETING

by Keith Davis, Maintenance Manager

The 5th Maintenance Managers meeting was held February 16th and 17th and was hosted by Lincolnway Energy. An event held twice a year, this meeting invites managers from Fagen/ICM ethanol plants to come and share ideas and discuss topics that affect our business. Twenty-eight managers came from all over the country and over fifty-five vendors set up to display and promote their products. A plant tour was given on the second day for managers and vendors to walk and ask questions about our plant.

Maintenance Manager Keith Davis and Purchasing Clerk Jill Magnani planned the event which was held in Ames at the Quality Inn and Suites. Managers attended a mini trade show that offered them a chance to talk to vendors one-on-one and discuss their needs and concerns. Group meetings were held in the morning and afternoon so managers could ask each other questions about problems or challenges that they face at their plants.

The event was a huge success and we look forward to attending the next plant meeting in August.



FORWARD LOOKING STATEMENTS

Some of the information in this newsletter may contain forward looking statements that express Lincolnway Energy's current beliefs, projections and predictions about future results or events, such as statements with respect to financial results and condition; future trends in the industry or in business, revenues or income; litigation or regulatory matters; business and operating plans and strategies; competitive position; and opportunities that may be available to Lincolnway Energy. Forward looking statements are necessarily subjective in nature and are made based on numerous and varied estimates, projections, beliefs, strategies and assumptions, and are subject to numerous risks and uncertainties. Forward looking statements are not guarantees of future results, performance or business or operating conditions, and no one should place undue reliance on any forward looking statements because actual results, performance or conditions could be materially different.

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Lincolnway Energy, LLC
59511 W. Lincoln Highway
Nevada, Iowa 50201-7992